EXHIBIT 99.2


                PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed consolidated income statements present the combined consolidated income statements of Peoples Community Bancorp, Inc. ("PCBI") and PFS Bancorp, Inc. ("PBNC") assuming the merger of PBNC with and into PCBI (the "Merger"), was consummated as of the beginning of the indicated periods. Certain insignificant reclassifications have been reflected in the pro forma information to conform statement presentations. As previously reported, the Merger was consummated on December 16, 2005.

     Certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of PCBI. Accordingly, the pro forma information presented is not necessarily indicative of the results of operations that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods for the combined entities.

     The pro forma information should be read in conjunction with the historical consolidated financial statements of PCBI and PBNC, including the related notes. Reference is made in this regard to the Form 10-KSB filed by PBNC on March 31, 2005, the Form 10-K filed by PCBI on December 29, 2005, the Form 10-QSB filed by PBNC for the quarter ended September 30, 2005 and the Form 10-Q filed by PCBI for the quarter ended December 31, 2005.

                          PEOPLES COMMUNITY BANCORP, INC.
             UNAUDITED PRO-FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    For the three months ended December 31, 2005
                         (In thousands, except share data)

                                                                     Pro Forma       Pro Forma
                                                  PCBI      PFSB    Adjustments       Combined

Interest income                                 $14,402   $ 1,466   $   (447)   (A)  $ 15,421
Interest expense                                  8,155       664       (120)   (B)     8,699
                                                -------------------------------      --------

Net interest income                               6,247       802       (327)           6,722

Provision for losses on loans                       900        16         -               916
                                                -------------------------------      --------

Net interest income after provision
  for losses on loans                             5,347       786       (327)           5,806

Total other income                                 (764)    1,374         -               610
Total general, administrative and other expense   4,530     2,058        231    (C)     6,819
                                                -------------------------------      --------

Income (loss) before income taxes                    53       102       (558)            (403)
Federal income taxes                                (34)      114       (272)   (D)      (192)
                                                -------------------------------      --------

       NET INCOME (LOSS)                        $    87   $   (12)  $   (286)        $   (211)
                                                ===============================      ========

       EARNINGS PER SHARE
         Basic                                  $  0.02                              $  (0.05)
                                                =======                              ========

         Diluted                                $  0.02                              $  (0.05)
                                                =======                              ========


     Note: The pro forma statement of earnings for the three month period ended December 31, 2005 includes nonrecurring compensation expense related to the acquisition totaling $1.4 million, as the merger occurred on December 16, 2005.

(A) Amortization of the fair value adjustment of loans using a method that approximates the effective interest method ($128). Loss of earnings on approximateley $32.8 million in cash used to fund the acquisition at an average interest rate of 3.88% ($319).

(B) Amortization/accretion of the fair value adjustment of deposits ($163) and borrowings $43 using a level yield method over the remaining estimated life.

(C) Amortization of the core deposit intangible using an accelerated method over 7 years. Minimal effect on depreciation expense, as the fair value adjustment on fixed assets generally resulted in increased land values.

(D)  Adjustment to tax expenses on a combined basis at 34%.


                          PEOPLES COMMUNITY BANCORP, INC.
            UNAUDITED PRO-FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                  For the twelve months ended September 30, 2005
                         (In thousands, except share data)

                                                                    Pro Forma     Pro Forma
                                                  PCBI      PFSB   Adjustments    Combined

Interest income                                 $47,748    $6,499   $ (1,524)  (A) $52,723
Interest expense                                 26,204     2,476       (162)  (B)  28,518
                                                ----------------------------       -------

Net interest income                              21,544     4,023     (1,362)       24,205

Provision for losses on loans                     3,600        96        -           3,696
                                                ----------------------------       -------
Net interest income after provision
  for losses on loans                            17,944     3,927     (1,362)       20,509

Total other income                                2,114       556        -           2,670
Total general, administrative and other expense  15,827     2,929        926   (C)  19,682
                                                -----------------------------      -------

Income before income taxes                        4,231     1,554     (2,288)        3,497
Federal income taxes                              1,375       619       (778)  (D)   1,216
                                                -----------------------------      -------

      NET INCOME                                $ 2,856    $  935   $ (1,510)      $ 2,281
                                                =============================      =======
      EARNINGS PER SHARE
        Basic                                   $  0.73                            $  0.58
                                                =======                            =======

        Diluted                                 $  0.72                            $  0.58
                                                =======                            =======



(A) Amortization of the fair value adjustment of loans using a method that approximates the effective interest method ($513). Loss of earnings on approximately $32.8 million in cash used to fund the acquisition at an average interest rate of 3.08% ($1,011).

(B) Amortization/accretion of the fair value adjustment of deposits ($332) and borrowings $170 using a level yield method over the remaining estimated life.

(C) Amortization of the core deposit intangible using an accelerated method over 7 years. Minimal effect on depreciation expense, as the fair value adjustment on fixed assets generally resulted in increased land values.

(D)  Impact of taxes at an estimated rate of 34%.